U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Verebelyi             Ernest                   R.
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   (Last)               (First)                 (Middle)

   500 Post Road East, Suite 320
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                                    (Street)

   Westport,             CT                    06880
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   (City)               (State)                 (Zip)

*If the Form is filed by more than one Reporting Person, see
 Instructions 4(b)(v)
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2. Issuer Name and Ticker or Trading Symbol


    Terex Corporation (TEX)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

     December/1999
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [    ]   Director                             [   ]   10% Owner
   [ x  ]   Officer (give title below)           [   ]   Other (specify below)


               President - Terex Earthmoving
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7.  Individual or Joint/Group Filing
    (Check applicable line)

    _x__ Form filed by One Reporting Person

    ___ Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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

                                                                 4.                                             6.
                                                                 Securities                      5.             Owner-
                                                                 Acquired (A) or                 Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4                    Beneficially   Direct    Nature of
                                      2.            Code         and 5)                          Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)   --------------- (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock, par value $.01 p/sh       10/14/99       F                849        D     29.7813                  D
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Common Stock, par value $.01 p/sh       12/16/99       M              5,000        A     14.75                    D
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Common Stock, par value $.01 p/sh (1)   (1)            I              5,286        A      (1)                     D
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Common Stock, par value $.01 p/sh (2)   (2)            I                475        A      (2)      57,891        D
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Common Stock, par value $.01 p/sh (3)   (3)            J                161        A      (3)         161         I     401(k) Plan
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
                    2.                                                                                     Deriv-    of
                    Conver-                    5.                               7.                         ative     Deriv-   11.
                    sion                       Number of                        Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                 of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date               Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and    (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date    ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount   ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or       Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number   ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of       (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date      Title     Shares   5)       4)        4)       4)
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

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Employee Stock Option                                                            Common
(right to buy)      14.75    12/16/99  M             5,000   10/14/99  10/14/08  Stock    5,000            15,000      D
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
Explanation of Responses:
(1) Shares acquired in the Company's Deferred Compensation Plan from January 1999 to December 1999 at prices ranging from $23.875 to $33.125.
(2) Shares acquired in the Company's Employee Stock Purchase Plan from January 1999 to December 1999 at prices ranging from $24.9375 to $33.50.
(3) Shares acquired through the Company's 401(k) Plan from January 1999 to December 1999 at prices ranging from $22.469 to $35.0940.



       \s\ Ernest Verebelyi                                 2/1/99
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.